Exhibit 10.48

STW RESOURCES HOLDING CORP
EMPLOYMENT AGREEMENT
INCORPORATED TERMS

Date of Agreement: February 1, 2015 (the “Effective Date”),

Name of Employee: Stanley T. Weiner (the “Employee”).

Employer:  STW Resources Holding Corp, located at 3424 S. County Road 1192, Midland, TX 79706 (the “Company” or “Employer”).

Employee’s Position:  Chief Executive Officer and President

Term of Employment Agreement: 3 years

Description of Position Duties:  Operate and manage the Company. Employee agrees to perform such other duties as shall be determined by the Company and communicated to Employee by and through the Board of Directors and notwithstanding any such changes, the employment of Employee shall be construed as continuing under this Agreement, as modified. This position reports directly to the Board of Directors of Company.

Compensation.  In consideration of the services to be rendered hereunder, the Company hereby agrees to pay Employee the compensation as set forth herein.  Employee stock options and stock grants will be adjusted on the same basis as all other shareholders to account for any stock split, stock dividend, combination or recapitalization.

A.
Monthly Base Salary:  The first year the Company shall pay Employee $15,000.00 per month, (effective annual salary $180,000.00), less ordinary withholding deductions. The second year the company will pay Employee $17,500.00 per month, (effective annual salary $210,000.00) less ordinary withholding deductions. The third year the company will pay Employee $17,500.00 per month, (effective annual salary $210,000.00) less ordinary withholding deductions.

B.	Salary Bonus: Employee will receive a bonus to be paid semi-annually up to 100% of the base salary for the previous six-month period. This bonus is 100% management discretion.

RECITALS

WHEREAS, it is the desire of the Company to assure itself of the services of the Employee by engaging the Employee to perform services under and pursuant to the terms of this STW Resources Holding Corp. Employment Agreement (the “Agreement”) hereof; and

WHEREAS, the Employee desires to provide such services to the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows.

AGREEMENT

Section 1. Certain Definitions.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“ Monthly Base Salary” shall have the meaning set forth in the Incorporated Terms and Section 3(a).

“Benefits” shall have the meaning set forth in Section 3(c).

“Board” shall mean the Board of Directors of the Company.

“Business” shall have the meaning set forth in Section 6(a).

“Cause” The Company shall have “Cause” to terminate the Employee’s employment hereunder upon:

(i)	The Employee’s willful failure to substantially perform the duties set forth in this Agreement (other than any such failure resulting from the Employee’s Disability);

(ii)
The Employee’s willful failure to carry out, observe, or comply with, in any material respect any lawful and reasonable directive of the Company in accordance with and commensurate with Employee’s duties, or the material policies of the Company (of which he has been made aware) not inconsistent with the terms of this Agreement;

(iii)	The Employee’s conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(iv)
The Employee’s unauthorized or unlawful use (including being under the influence) or possession of alcohol or illegal drugs while performing the Employee’s duties and responsibilities under this Agreement;

(v)
The Employee’s commission at any time of any act of fraud, embezzlement, misappropriation, dishonesty, or breach of fiduciary duty against the Company or any of its Affiliates (or any predecessor thereto or successor thereof);

(vi)	Any action or failure to act constituting gross negligence or willful misconduct of the Employee in the performance of his duties hereunder; or

(vii)
Any other material breach of this Agreement by the Employee, which breach is not remedied within 30 days after receipt of written notice from the Company specifying such breach, and which notice is provided not later than the 30th day following the occurrence of the event constituting such cause.

“Change of Control” shall mean any changes in control of the Company, as defined in the   Change of Control Agreement.

“Change of Control Agreement” shall mean the “Executive Officer Change of Control Termination Agreement,” executed concurrently with this Agreement, and attached to and incorporated into this Agreement, with any terms set forth in the Change of Control Agreement which are inconsistent with or differing from the terms of this Agreement, taking control and precedence over the terms of this Agreement.

“Company” shall have the meaning set forth in the Preamble hereto.

“Date of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death; or (ii) if the Employee’s employment is terminated pursuant to Section 4(a)(ii)-(iv) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

“Disability” shall have occurred when the Employee has been incapable or unable to substantially perform his duties for the Company because of physical or mental incapacity (assuming such incapacity was not caused by any activity on the part of the Employee of the type described in clauses (iii) or (iv) under the definition of “Cause” set forth herein) for a period of at least 90 consecutive days as determined by an independent medical doctor mutually agreed-upon by the Board and Employee.

“Effective Date” shall have the meaning set forth in the Preamble hereto.

“Employee” shall have the meaning set forth in the Preamble hereto.

“Incorporated Terms” means those terms set forth at the top of page 1 of this Agreement, entitled “Incorporated Terms.”

“Intellectual Property” shall have the meaning set forth in Section 6(d).

“Notice of Termination” shall have the meaning set forth in Section 4(b).

“Person” shall mean an individual, partnership, corporation, Limited Liability Company, business trust, joint stock company, trust, unincorporated association or organization, joint venture, governmental authority or political subdivision thereof or any other entity of whatever nature.

“Proprietary Information” In addition to the specific items set forth in Section 6(a), shall mean information that is not generally known to the public or the Company’s competitors and that is used, developed or obtained by the Company in connection with its business, including (i) the Company’s products and services, (ii) accounting, financing, and business methods and practices, (iii) marketing methods for the Company’s services and products, (iv) fees, costs and pricing structures, (v) designs, (vi) analyses undertaken, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (ix) flow charts, manuals and documentation, (x) data bases, (xi) inventions, devices, new developments, methods, protocols, and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) copyrightable works, (xiii) all technology and trade secrets, (xiv) confidential terms of sales agreements, contractual relationships, employee and independent contractor agreements, and customer and supplier relationships or arrangements, and (xv) all similar and related information in whatever form.

 “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.  For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

Section 2. Employment for a Term/ Duties.

(a) Generally.  The Company shall employ the Employee and the Employee shall enter the employ of the Company as an employee for an initial term of three (3) years, with the understanding that after the initial three year employment term period, if the employment for a term of years is not extended in writing, that thereafter, the Employee may be terminated at the sole discretion or “will” of the Company for any reason whatsoever.  After the initial three year employment term period, the fact that Employee’s salary is described as a “Monthly Base Salary” does not imply by Company, nor should it be inferred by Employee to alter or extend the “at will” employment relationship.  Similarly, Employee may terminate employment with the Company at the sole discretion or “will” of the Employee for any reason whatsoever.

Notwithstanding the initial term of employment of three years, should there be a Change of Control of the Company, the terms of the Change of Control Agreement shall take precedence thereafter over this Agreement.

Notwithstanding Employee’s future “at will” employment status, Employee understands and agrees that in exchange for the execution of the nondisclosure agreement set forth herein at Section 7, and non-competition and non-solicitation agreements set forth herein at Section 6, Employer unconditionally promises to give Employee substantial, valuable consideration including, without limitation:

(i) "confidential information" and "trade secrets" as defined in Section 6      a herein;

(ii) personal specialized training and materials; and

(b)           Position and Duties.

(i)
Employee is being employed in Employee’s Position to perform the Duties of the Position on a full-time basis for a workweek of at least forty (40) hours.  Employee will perform other duties as may be assigned by the Company. Employee will perform other duties related to the Company’s water drilling, reclamation processing activities as may be assigned by the Company, for which Employee is compensated outside of this Agreement by way of a pre-existing “STW Resources Holding Corp. Water-related Revenue Royalty Authorization Agreement”.  Also, Employee is compensated as a Director of the Company outside of this Agreement, by a Director’s Appointment Agreement, with a current compensation of $75,000 per year.  Except upon the prior written consent of the Company, Employee will not, during the Term, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Employee's duties and responsibilities hereunder or create a conflict of interest with the Company.  During the Term, Employee shall devote substantially all of his business time and attention to the Company. Employee may pursue outside investment activities on his own during the Term of this agreement.

(ii)
All agreements with Company’s clients must be entered into by an authorized Company representative, and Employee specifically is authorized or permitted to enter into any written or verbal agreements on behalf of the Company.  Employee has the authority to vary the terms of any written agreements for the Company’s products or services with the Company’s clients, nor shall Employee make any oral representations contrary to the Company’s printed contracts and marketing materials. Employee also will be subject to termination for cause, without severance, for violation of the provisions in this Section.

(iii)
The Company agrees to defend and indemnify Employee against any liability that Employee incurs within the scope of his employment with the Company to fullest extent permitted by the Company's certificate of formation and bylaws and Texas’ corporation law.

(iv)	The Employee’s place of employment shall be the Company’s offices located in the Midland/Odessa, Texas Metropolitan Area, or as otherwise mutually agreed between the Employee and the Company.

Section 3. Compensation and Related Matters.

(a) Monthly Base Salary.  Commencing on the “Effective Date” the Employee shall receive the monthly salary set forth in the Incorporated Terms, less ordinary payroll deductions, which salary shall be paid in accordance with the customary payroll practices of the Company, and which salary may be increased at the discretion of the Company (the “Monthly Base Salary”).

(b) Signing Bonus. The Employee shall receive 300,000 restricted common shares of STW Holding Resources Corp. and 300,000  options to purchase common shares at $0.65 per share, exercisable within three years from the effective date of this Agreement. (Option Price/Period).

(c) options to purchase common shares. (Option Price/Period)

(d) Stock Bonus. The Employee shall receive a quarterly stock grant of 50,000 (fifty thousand) shares of restricted common stock at a cost basis of $0.65 while employed by STW.

(e) Severance. After the initial three year period of employment, except for termination related to a Change in Control, should Employee be terminated by the company without case, Employee shall be entitled to a 12-month base salary as severance from the date of termination without cause.

(f) Moving Allowance.  The Employee shall receive an amount to be determined as allowance for moving expenses to be paid on an as needed basis.

(g) Vehicle or Vehicle Allowance.  The Company shall provide the Employee at Company expense with a Company owned/leased/maintained vehicle or a monthly allowance of $900 a month, along with an allowance for fuel or the use of a Company fuel credit card.  Employee’s taxable compensation shall include a reasonable allowance for non-business, personal use of the vehicle.  Upon termination of Employee’s employment for any reason, Company shall assign and deliver vehicle to Employee with a free and clear title..

(h) Miscellaneous.  During the Term of employment, the Company shall also provide Employee a cellphone for use in conducting business for or on behalf of the Company or an allowance for the Employee’s use of his or her personal cellphone for Company business. Additionally the company will provide a desktop and/or laptop (s) computers. Upon termination of Employees employment for any reason, ownership of the cellphone and computers shall be transferred to the employee.

(f)  Fair Consideration for Restrictive Covenants.  Employee understands and agrees that the Company’s agreement to pay Employee a Monthly Base Salary and to provide Employee with the Company’s Proprietary Information, constitute fair and adequate consideration for the execution of the non-disclosure agreement set forth in Section 7 below.  Employee promises, warrants and represents that the restrictive covenants in Sections 7 of this Agreement do not unreasonably limit Employee's ability to earn a living.

(g) Benefit Plan – Health Insurance, Retirement and Stock Option Plan. The Company will provide Employee with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees and their dependents, for whom the costs will be covered by Employee. The Company reserves the right to cancel and/or change the benefits plans it offers to its employees at any time, subject to applicable law.

(h) Stock Options.  Employee will be entitled to receive stock options under the Parent Company’s Employee Stock Option Plan (“ESOP”) when established, as set forth in the ESOP documents. Employee shall participate in Category “B” of the ESOP plan. All options are granted and vested in accordance with the ESOP plan.

(i)  Vacation and Sick Days.  During the Employee’s employment, Employee shall be entitled to twenty (20) days paid combined vacation and sick leave annually (adjusted pro rata for any partial period) in accordance with vacation and sick leave policies applicable to employees of the Company and as determined by the Company’s Board.

(j)  Business Expenses.  During the Term, the Company shall reimburse the Employee for all reasonable travel, entertainment and other business expenses incurred by him in the performance of his duties hereunder in accordance with the Company’s expense reimbursement policy and its annual operating budget approved by the Company.  In addition, Employee will be provided with a cell phone or Company reimbursement for reasonable commercial use of Employees personal cell phone.

(I)  Interim Housing and Travel Expenses. N/A

Section 4. Termination.  The Employee’s employment hereunder may be terminated by the Company or the Employee, as applicable, only under the following circumstances:

(a) Circumstances.

(i)	Death. The Employee’s employment hereunder shall terminate upon his death;

(ii)
Disability.  If the Employee has incurred a Disability, the Company may give the Employee written notice of its intention to terminate the Employee’s employment; provided, however, that such notice shall not be effective prior to the expiration of any short-term disability benefits pursuant to any applicable benefit plan.  In that event, the Employee’s employment shall terminate effective on the 30th day after the receipt of such notice by the Employee, provided that prior to the effective date of such termination, the Employee shall not have returned to full-time performance of his duties;

(iii)	Termination for Cause. The Company may terminate the Employee’s employment for Cause;

(iv)
Termination for Change in Control.  Should Employee be terminated under circumstances constituting a Change in Control, then the Change of Control Termination Agreement shall control, in lieu of the terms of this Section 4 Termination.

(b) Notice of Termination.  Any termination of the Employee’s employment by the Company or by the Employee under this Section 4 (other than termination pursuant to Section 4(a)(i)) shall be communicated by a written notice to the other parties hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Employee, shall be at least 30 days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, change the Date of Termination to any date following receipt of the Notice of Termination that is within such 30 day period.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Employee receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion within a 30-day period from such notice.  The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Employee or the Company hereunder or preclude the Employee or the Company from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.

Section 5. Company Obligations upon any Termination (including due to death or Disability).  Except as provided by Sections 6 and 7, upon termination of the Employee’s employment (including due to Employee’s death or Disability), the Employee (or the Employee’s estate) shall be entitled to receive (i) except in the event of the Employee’s Disability to the extent of Employee’s receipt of Disability benefits, any amount of the Employee’s Annual Base Salary and Commissions on Commissionable Sales Amounts through the Date of Termination not theretofore paid, (ii) any expenses owed but not yet paid to the Employee under Section 3(e) through the Date of Termination, and (iii) any amount arising from the Employee’s participation in, or benefits under any employee benefit plans, programs or arrangements under Section 3(c), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements including, where applicable, any death and disability benefits.  In the event of the Employee’s Disability, termination, and/or death, Company shall pay Employee or Employee’s successors and/or heirs the following: two (2) million shares of Company stock at a cost basis of $.65 per share and two (2) years of base salary if the Employee cannot continue in his/her position or employment by the Company.

Section 6. Nondisclosure of Proprietary Information; Intellectual Property.

(a)           Employee understands and agrees that Employer's customer lists, customer goodwill, services, processes, techniques and products were developed at considerable effort and expense to Employer and is for Employer's sole and exclusive use. Employee understands and agrees that if said trade secrets or confidential information were used by Employer's competitors, it would give them an unfair business advantage and otherwise cause Employer substantial and irreparable harm.  Employee agrees that Employer's Proprietary Information and Intellectual Property include, but are not limited to, the following:

(i) the identity of Company's customers and customer prospects;

(ii) customer profiles and the special needs of Company's customers;

(iii) customer goodwill;

(iv) customer databases;

(v) employee profiles, including terms of their employment;

(vi) vendor profiles, including terms of their service;

(vii) market studies and strategies;

(viii) marketing presentation database;

(ix) pricing studies, information, and analyses;

(x)  competitor information generated by the Company;

(xi) business projections;

(xii) accounting and financial information;

(xiii) Company transfer pricing information among its related companies;

(xiv) Company’s corporate structural information;

(xv) Project Information Forms;

(xvi) credit assignment lists;

(xvii) special, confidential and proprietary business methods, processes, procedures,and services of the Company;

(xviii) employee manuals;

(xix) Company's contracts and fee arrangements;

(xx) Confidential project communications, documents, files and databases;

(xxi) correspondence and/or communications with customers and prospective customers;

(xxii) Company's reference materials; and

(xxiii) the specialized personal training and materials referenced in Section 2(a)(ii)of this Agreement.

(b)           Except as required in the faithful performance of the Employee’s duties hereunder or pursuant to following Section 6(c), the Employee shall, during the Term of Employee’s employment and for a period of three (3) years after the Date of Termination of Employee’s employment, maintain in confidence and shall not directly or indirectly, disseminate, disclose or publish, or use the benefit of any other Person any Proprietary Information of or relating to the Company, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  The Employee’s obligation to maintain and not disseminate, disclose or publish, or use for the benefit of any Person, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and available for use in the public domain (other than by means of the Employee’s direct or indirect disclosure of such Proprietary Information) and is continued to be maintained as Proprietary Information by the Company, and Employee shall take all appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Employee acknowledges that the Proprietary Information obtained by him during the course of his employment hereunder is the property of the Company.  The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee thereof).

( c )           Upon termination of the Employee’s employment hereunder for any reason, the Employee will, upon request by the Company, promptly deliver to the Company all copies or embodiments of Proprietary Information or Intellectual Property (as hereinafter defined), in whatever form, in his possession or control, including correspondence, drawings, manuals, letters, written materials, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning clients, business plans, marketing strategies, products or processes of the Company, irrespective of location or form.  Notwithstanding the foregoing, the Employee may retain documents relating to his personal compensation and entitlements, provided that such documents are retained solely for personal use and are not disclosed to anyone other than the Employee.

(d)           Notwithstanding Sections 6(a) – (c), the Employee may respond to a lawful and valid subpoena or other legal process with respect to the disclosure of any Proprietary Information, but shall give the Company the earliest possible notice thereof and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process; and shall cooperate with the Company and its counsel in attempting to obtain a protective order or to otherwise restrict such disclosure.

(e)           The restrictions set forth in Sections 6(a)-(c) are enforceable, separate and apart from the remaining employment terms of this Agreement, and shall be enforceable by Company following the Employee's termination of employment, whether or not the Employer has or is alleged to have breached any of its material obligations to the Employee hereunder outside of the terms set forth in Section 7 of this Agreement,

(e)           Inventions and “Work for Hire.  In the event that Employee as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or comprising Proprietary Information), any copyrightable work (whether or not comprising Proprietary Information) or any other form of Proprietary Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, “Intellectual Property”), Employee acknowledges that such Intellectual Property is the exclusive property of the Company but Employee retains the right to utilize the Intellectual Property if his employment is terminated for any reason. Any copyrightable work prepared in whole or in part by Employee will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein.  Employee shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by any of the Company, whether such requests occur prior to or after termination of Employee’s employment).

Section 7. Non-Disparagement.  The Employee and the Company agree that, during and following the Termination of Employment, Employee or it will not (and the Company agrees to instruct the members of its Board not to) disparage or denigrate, whether orally or in writing, to any Person any aspect of his or its past or then current relationship with the other, nor the character of the other or that of the other’s directors, officers, equity holders, Affiliates, partners, agents, representatives, business, or operating methods, whether past, present, or future.

Section 8. Remedies; Injunctive Relief.  It is recognized and acknowledged by the Employee that a breach of the covenants contained in Sections 6 and 7 will cause irreparable damage to the Company and the goodwill of the Company, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Employee agrees that in the event of a breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy, which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

Section 9. Insider Trading.  Employee recognizes that the Parent Company is a publicly traded company (currently OTCQB:”STWS”), and that due to Employee’s managerial position and ownership of Parent Company’s stock, Employee could be deemed an “insider” for purposes of “insider trading” restrictions imposed by the United States Securities and Exchange Act.  Accordingly, Employee has been provided with a copy of the Parent Company’s current written Insider Trading Policy, attached as Exhibit “A” to this Agreement, for which Employer understands and agrees he is subject to its requirement and shall sign and return a copy of the Insider Trading Policy to the Company as a pre-condition to entering into the employment of Company.

Section 10. Assignment; Successors; Third Parties.  The Company may assign its rights and obligations under this Agreement to any Person that acquires, directly or indirectly, all or substantially all of its equity interests or assets, regardless of the form of such transaction.  The Employee may not assign his rights or obligations under this Agreement to any Person.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto except as otherwise specifically provided herein. Any payments subject to the terms of Section 5 shall be paid to Employee’s Successors and/or Heirs. This Agreement shall survive any sale of the Company or change in the control of the Company.

Section 11. Indemnification and Insurance; Legal Expenses.  During the Term and so long as the Employee has not breached any of his obligations set forth in Sections 6and 7, the Company shall indemnify the Employee to the full extent permitted by law and, during the Term, the Employee shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its employees (Errors and Omissions Insurance and Comprehensive General Liability Coverage) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been an employee of the Company or his serving or having served any other enterprise as an employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).  The rights of indemnification granted pursuant to this Section 12 shall inure to the benefit of the Employee’s heirs and legal representatives.

a.           Employee Indemnification of Company.  Regarding the Company’s Business, as defined in foregoing Section 6(a), Employee affirmatively represents and warrants to Company that by entering into this Agreement and by working for Company, Employee is not in violation on any pre-existing, unexpired, and/or unreleased covenants not to compete or confidentiality agreements with any other person or entity. Should Employee be in breach of this representation and warranty and the Company has not otherwise waived such breach or otherwise agreed to assume such legal risk, Employee agrees to indemnify, defend, and hold harmless Company for any claims and causes of action brought against it by parties seeking to enforce such outside noncompetition or confidentiality agreements.

Section 12. Governing Law; Venue.  (a)  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of Texas, without reference to the principles of conflicts of law of Texas or any other jurisdiction, and where applicable, the laws of the United States.

(b)  Each party hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Texas state courts situated in Midland County, Texas and any appellate court from any such court, in any suit, action, or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action, or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action, or proceeding shall be heard and determined only in state court sitting in Midland County, Texas or, to the extent permitted by law, by removal or otherwise, in the U.S. District Court for the Western District of Texas (Midland Division).

(c)  It shall be a condition precedent to each party’s right to bring any suit, action, or proceeding arising out of or relating to this Agreement that such suit, action, or proceeding, in the first instance, be brought in a state court sitting in Midland County, Texas or, to the extent permitted by law, by removal or otherwise, in the U.S. District Court for the Western District of Texas (Midland Division) (unless such suit, action, or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each of the state courts in the State of Texas and such federal court refuses to accept jurisdiction with respect thereto, such suit, action, or proceeding may be brought in any other court with jurisdiction.  No party may move to (i) transfer any such suit, action, or proceeding from a state court in the State of Texas or such federal court to another jurisdiction, (ii) consolidate any such suit, action, or proceeding brought in a state court in the State of Texas or such federal court with a suit, action, or proceeding in another jurisdiction, or (iii) dismiss any such suit, action, or proceeding brought in a state court in the State of Texas or such federal court for the purpose of bringing the same in another jurisdiction.

(d)  Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement in a Midland County, Texas state court or the U.S. District Court for the Western District of Texas (Midland Division), (ii) the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding in any such court, and (iii) the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such party.  Nothing in this Section 14 shall affect the right of any party to serve process in any other manner permitted by law.

Section 13. Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telecopy, reputable overnight courier service, facsimile, or certified or registered mail, postage prepaid to the addresses noted on the Incorporated Terms Section of this Agreement, or such other addresses or to the attention of such other Person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, faxed, or sent or, if mailed, five days after deposit in the U.S. mail.

Section 14. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 15. Entire Agreement.  The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Employee, and supersede any prior understandings or agreements, written or oral, and may not be contradicted by evidence of any prior or contemporaneous agreement (including without limitation any term sheet or similar agreement entered into by and among the parties hereto or any other parties with respect to the subject matter hereof).  The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

Section 16. Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Employee and an officer of the Company duly authorized by the Board, which instrument expressly identifies the amended provision of this Agreement.  By an instrument in writing similarly executed and similarly identifying the waived compliance, the Employee or a duly authorized officer of the other parties hereto may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

Section 17. No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

Section 18. Construction.  This Agreement shall be deemed drafted equally by all the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (c) ”includes” and “including” or words of similar import shall be deemed to be followed in each instance by the phrase “without limitation”; (d) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (e) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Persons referred to may require.  Accounting terms that are not otherwise defined in this Agreement shall have the meanings given to them under GAAP, applied on a basis consistent with those applied by the Company (only to the extent such principles and applications are consistent with GAAP).  To the extent that the definition of an accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

Section 19. Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable.  This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 20. Withholding; Tax Statement Matters.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

Section 409A.  It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject Employee to payment of interest or any additional tax under Section 409A.  The parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in Employee being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and Employee.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Section 21. Employee Acknowledgement.  The Employee acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

Section 22. Designation of Beneficiaries.  The Employee shall be entitled to elect beneficiaries with respect to any applicable benefits or payments provided or referenced hereunder pursuant to the beneficiary designation form for the applicable company and customarily applicable to any such benefits or payments.

Employee’s Representations.  The Employee hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound; (b) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other Person; and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

STW RESOURCES HOLDING CORP By: Name: Manfred E. Birnbaum Title: Director and Member of Compensation Committee
EMPLOYEE Stanley T. Weiner

Addendum to Employment Agreement

Executive Officer Change of Control Termination Agreement

This Executive Officer Change of Control Termination Agreement (the “Agreement”) is entered into as of February 01, 2015 by and between STW Resources Holding Corp., a Nevada corporation (the “Corporation”) and its Executive Officer (Chief Executive Officer and President) Stanley T. Weiner  (“Executive Officer”), as an Addendum to Section 2 and 4 of the Employment Agreement of February 01, 2015 between the Corporation and Executive Officer (the “Employment Agreement”).

Recitals

A.           The Corporation considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

B.           The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

C.           In order to induce you to remain in the employ of the Corporation and in consideration of your agreement set forth below, the Corporation agrees that you shall receive the severance benefits set forth in this Agreement in the event your employment with the Corporation is terminated subsequent to a “change in control of the Corporation” (as defined in Section 2 below) under the circumstances described below. This Agreement is meant to supersede any other specific written agreements which may have been entered into between yourself and the Corporation concerning termination of employment, including, but not limited to any termination or severance provisions of the Employment Agreement.

Therefore, in consideration of your continued employment and the parties agreement to be bound by the terms contained in this Agreement, the parties agree as follows:

1.           Term of Agreement. This Agreement shall commence on this date and shall continue in effect through December 31, 2017; provided, however, that commencing on December 31, 2015 and each December 31 afterwards, the term of this Agreement shall automatically be extended for one additional year unless, no later than the preceding November 1, the Corporation shall have given notice that it does not wish to extend this Agreement; provided, further, if a change in control of the Corporation shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of 12 months beyond the month in which such change in control occurred.

Notwithstanding the foregoing, and provided no change of control shall have occurred prior to an event of termination (other than change of control) under the Employment Agreement, this Agreement shall automatically terminate upon the earlier to occur of (i) your termination of employment with the Corporation under the Employment Agreement, or (ii) the Corporation’s furnishing you with notice of termination for “cause” under the Employment Agreement, irrespective of the effective date of such termination.

2.           Change in Control. No benefits shall be payable under this Agreement unless there shall have been a change in control of the Corporation, as set forth below. For purposes of this Agreement, a “change in control of the Corporation” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is in fact required to comply with that regulation, provided that, without limitation, such a change in control shall be deemed to have occurred if:

A.           Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding securities; or

B.           During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (A) or (D) of this Section) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority; or

C.           The Corporation enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Corporation; or

D.           The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 30% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

3.           Termination Following Change in Control. If any of the events described in Section 2 above constituting a change in control of the Corporation shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) below upon the subsequent termination of your employment during the term of this Agreement.

A.           You shall not be entitled to the benefits provided in Subsection 4(A) – (C) below upon the subsequent termination of your employment during the term of this Agreement if your termination is for the following:

(1)           Because of your death, Disability or Retirement;

(2)	By the Corporation for Cause; or

(3)	By you other than for Good Reason.

B.           The following definitions apply to this Section 3:

(1)           Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability.” Termination by the Corporation or you of your employment based on “Retirement” shall mean termination in accordance with the Corporation’s retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

(2)           Cause. Termination by the Corporation of your employment for “Cause” shall mean termination upon:

(A)           The willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance by you of a Notice of Termination for Good Reason as defined in Subsections 3(iv) and 3(iii), respectively) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or

(B)           The willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation.

(C)            Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection and specifying the particulars in detail.

(3)           Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence after a change in control of the Corporation of any of the following circumstances unless, in the case of paragraph (A), (E), (F), (G) or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections (2)(A) and (B), respectively, given in respect of them:

(A)           The assignment to you of any duties inconsistent with your status and position as it exists immediately prior to the change in control of the Corporation or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the change in control of the Corporation;

(B)           A reduction by the Corporation in your annual base salary as in effect on this date or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all key employees of the Corporation and all key employees of any person in control of the Corporation;

(C)           Your relocation to a location not within 25 miles of your present office or job location, except for required travel on the Corporation’s business to an extent substantially consistent with your present business travel obligations;

(D)           The failure by the Corporation, without your consent, to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation, within seven days of the date such compensation is due;

(E)           The failure by the Corporation to continue in effect any bonus to which you were entitled, or any compensation plan in which you participate immediately prior to the change in control of the Corporation which is material to your total compensation, including but not limited to the Corporation’s Stock Option Plans, 401(k) Pre-Tax Retirement Savings Plan, and Flexible Benefit Plan, or any substitute plans adopted prior to the change of control in the Corporation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation in it (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control;

(F)           the failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation’s life insurance, medical, health and accident, or disability plans in which you were participating at the time of the change in control of the Corporation, the failure to continue to provide you with a Corporation automobile or allowance in lieu of it, if you were provided with such an automobile or allowance in lieu of it at the time of the change of control of the corporation, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Corporation, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation’s normal vacation policy in effect at the time of the change in control of the Corporation;

(G)           The failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 of this Agreement; or

(H)           Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (4) below (and, if applicable, the requirements of Subsection (2) above); for purposes of this Agreement, no such purported termination shall be effective.

Your rights to terminate your employment pursuant to this Subsection 3 (A)-(F) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Agreement. In the event you deliver Notice of Termination based upon circumstances set forth in Paragraph (A), (E), (F), (G) or (H) above, which are fully corrected prior to the Date of Termination set forth in your Notice of Termination, such Notice of Termination shall be deemed withdrawn and of no further force or effect.

(4)           Notice of Termination. Any purported termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(5)           Date of Termination, Etc. “Date of Termination” shall mean (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period), and (B) if your employment is terminated pursuant to Subsection 3A(2) or (3) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection 3A(2) above shall not be less than 30 days, and in the case of a termination pursuant to Subsection 3A(3) above shall not be less than 15 nor more than 60 days, respectively, from the date such Notice of Termination is given); provided that if within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement except to the extent otherwise provided in subsection 4D.

4.           Compensation Upon Termination or During Disability. Following a change in control of the Corporation, as defined by Section 2, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

A.           During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all amounts payable to you under any compensation plan of the Corporation during such period, until this Agreement is terminated pursuant to Section 3 above. Thereafter, or in the event your employment shall be terminated by the Corporation or by you for Retirement, or by reason of your death, your benefits shall be determined under the Corporation’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

B.           If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, Disability, death or Retirement, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

C.           If your employment by the Corporation shall be terminated (i) by the Corporation other than for Cause, Retirement or Disability or (ii) by you for Good Reason, then you shall be entitled to the benefits provided below:

(1)           The Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which you are entitled under any compensation plan of the Corporation, at the time such payments are due, except as otherwise provided below.

(2)           In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you a lump sum severance payment (together with the payments provided in paragraphs C and D, below, the “Severance Payments”) equal to two times the sum of your annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect of them, plus 2,000,000 shares of the Corporation’s common stock (as adjusted for any subsequent stock splits or recapitalization of the shares).

(3)           The Corporation shall pay to you any deferred compensation, including, but not limited to deferred bonuses, allocated or credited to you or your account as of the Date of Termination.

(4)           In lieu of shares of common stock of the Corporation (the “Corporation’s Shares”) issuable upon exercise of outstanding options (“Options”), if any, granted to you under the Corporation’s Stock Option Plans (which Options shall be cancelled upon the making of the payment referred to below) you shall receive an amount in cash equal to the product of (i) the excess of the closing price of the Corporation’s Shares as reported on the NASDAQ-NMS Automatic Quotation System on or nearest the Date of Termination (or, if not so reported, on the basis of the average of the lowest asked and highest bid prices on or nearest the Date of Termination), over the per share exercise price of each Option held by you (whether or not then fully exercisable) plus the amount of any applicable cash appreciation rights, times (ii) the number of the Corporation’s Shares covered by each such Option.

(5)           The Corporation shall also pay to you all legal fees and expenses incurred by you as a result of such termination including all such fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to any payment or benefit provided under this Agreement)).

(6)           The payments provided for in subparagraphs (B), (C), and (D) above, shall be made no later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

D.           In the event that you are a “disqualified individual” within the meaning of Section 280G of the Code, the parties expressly agree that the payments described in this Section 4 and all other payments to you under any other agreements or arrangements with any persons which constitute “parachute payments” within the meaning of Section 280G of the Code are collectively subject to an overall maximum limit. Such maximum limit shall be $1 less than the aggregate amount which would otherwise cause any such payments to be considered a “parachute payment” within the meaning of Section 280G of the Code, as determined by the Corporation. Accordingly, to the extent that such payments would be considered a “parachute payment” with respect to you, then the portions of such payments shall be reduced or eliminated in the following order until the remaining change of control termination payments with respect to you is within the maximum described in this subsection (iv):

(1)           First, any cash payment to you;

(2)           Second, any change of control termination payments not described herein; and

(3)           Third, any forgiveness of indebtedness of yours to the Corporation.

You expressly and irrevocably waive any and all rights to receive any change of control termination payments, which exceed the maximum limit described in this subsection D.

E.           You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise except as specifically provided in this Section 4.

F.           In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under the Corporation’s 401(k) Pre-Tax Retirement Savings Plan and any other plan or agreement relating to retirement benefits.

6.           Successors; Binding Agreement.

A.           The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms as you would be entitled to under this Agreement if you terminate your employment for Good Reason following a change in control of the Corporation, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Corporation” shall mean the Corporation as defined above and any successor to its business and/or assets as which assumes and agrees to perform this Agreement by operation of law, or otherwise.

B.           This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, and legatees. If you should die while any amount would still be payable to you if you had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your legatee or other designee or, if there is no such designee, to your estate.

6.           Notice. For the purpose of this Agreement, all notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance with this Agreement, except that notice of change of address shall be effective only upon receipt.

7.           No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for shall be paid net of any applicable withholding or deduction required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement.

8.           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.           Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

11.           Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes all prior written or oral agreements or understandings with respect to such subject matter.

If this letter sets forth our agreement on its subject matter, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

STW RESOURCES HOLDING CORP.

X______________________________________

By:           Manfred E. Birnbaum, Director and Member of Compensation Committee

Agreed to effective February 01, 2015

X ___________________________
Stanley T. Weiner